LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
00001	SUPER LEAGUE GAMING, INC.	[redacted]	05/04/20	TPC
NOTE AMOUNT	**INDEX (w/Margin)**	**RATE**	**MATURITY DATE**	**LOAN PURPOSE**
$1,200,047.00	Not Applicable	1.000%	05/04/22	Commercial
		Creditor Use Only		

PROMISSORY NOTE

(Commercial - Single Advance)

DATE AND PARTIES. The date of this Promissory Note (Note) is May 4, 2020. The parties and their addresses are:

LENDER:
SOUTH PORTE BANK
701 N. Court St.
Marion, IL 62959
Telephone: (618) 998-0098

BORROWER:
SUPER LEAGUE GAMING, INC.
a Delaware Corporation
2906 COLORADO AVENUE
SANTA MONICA, CA 90404

1. DEFINITIONS. As used in this Note, the terms have the following meanings:

A. Pronouns. The pronouns "I," "me," and "my" refer to each Borrower signing this Note and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Note. "You" and "Your" refer to the Lender, any participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

B. Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C. Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D. Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F. Percent. Rates and rate change limitations are expressed as annualized percentages.

G. Dollar Amounts. All dollar amounts will be payable in lawful money of the United States of America.

2. PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the principal sum of **$1,200,047.00 (Principal)** plus interest from May 4, 2020 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of **1.000 percent (Interest Rate)**.

A. Post-Maturity Interest. After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at the Interest Rate in effect from time to time, until paid in full.

B. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by applicable law. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C. Statutory Authority. The amount assessed or collected on this Note is authorized by the Illinois usury laws under 815 ILCS 205.

D. Accrual. Interest accrues using an Actual/365 days counting method.

4. REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A. Late Charge. If a payment is more than **10** days late, I will be charged **5.000** percent of the Amount of Payment. I will pay this late charge promptly but only once for each late payment.

B. Minimum Finance Charge - Commercial/Ag. A(n) Minimum Finance Charge - Commercial/Ag equal to $50.00.

5. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay this Note in **18** payments. A payment of **$67,535.64** will be due December 4, 2020, and on the 4th day of each month thereafter. A final payment of the entire unpaid balance of Principal and interest will be due May 4, 2022.

Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is due, then to principal that is due, then to late charges that are due, then to escrow that is due, and finally to any charges that I owe other than principal and interest. If you and I agree to a different application of payments, we will describe our agreement on this Note. You may change how payments are applied in your sole discretion without notice to me. The actual amount of my final payment will depend on my payment record.

6. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

7. LOAN PURPOSE. The purpose of this Loan is SBA Paycheck Protection Program.

8. ADDITIONAL TERMS. When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

9. LIMITATIONS ON CROSS-COLLATERALIZATION. The cross-collateralization clause on any existing or future loan, but not including this Loan, is void and ineffective as to this Loan, including any extension or refinancing.

The Loan is not secured by a previously executed security instrument if a non-possessory, non-purchase money security interest is created in "household goods" in connection with a "consumer loan," as those terms are defined by federal law governing unfair and deceptive credit practices. The Loan is not secured by a previously executed security instrument if you fail to fulfill any necessary requirements or fail to conform to any limitations of the Real Estate Settlement Procedures Act, (Regulation X), that are required for loans secured by the Property or if, as a result, the other debt would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

The Loan is not secured by a previously executed security instrument if you fail to fulfill any necessary requirements or fail to conform to any limitations of the Truth in Lending Act, (Regulation Z), that are required for loans secured by the Property.

10. DEFAULT. I understand that you may demand payment anytime at your discretion. For example, you may demand payment in full if any of the following events (known separately and collectively as an Event of Default) occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Note or any other obligations I have with you.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. New Organizations. Without your written consent, I organize, merge into, or consolidate with an entity; acquire all or substantially all of the assets of another; materially change the legal structure, management, ownership or financial condition; or effect or enter into a domestication, conversion or interest exchange.

E. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Note.

F. Other Documents. A default occurs under the terms of any other Loan Document.

G. Other Agreements. I am in default on any other debt or agreement I have with you.

H. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

I. Judgment. I fail to satisfy or appeal any judgment against me.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Note or that the prospect for payment or performance of the Loan is impaired for any reason.

11. WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A. Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

12. REMEDIES. After I default, you may at your option do any one or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of this Note immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of this Note, and accrue interest at the highest post-maturity interest rate.

E. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of this Note against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. "Any amount due and payable under the terms of this Note" means the total amount to which you are entitled to demand payment under the terms of this Note at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay this Note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

F. Waiver. Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

13. COLLECTION EXPENSES AND ATTORNEYS' FEES. On or after the occurrence of an Event of Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan Document. Expenses include reasonable attorneys' fees. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Note. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys' fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me.

14. COMMISSIONS. I understand and agree that you (or your affiliate) will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

15. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Note is in effect:

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Note and the obligation evidenced by this Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my Property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

16. APPLICABLE LAW. This Note is governed by the laws of Illinois, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Illinois, unless otherwise required by law.

17. JOINT AND SEVERAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my successors and assigns.

18. AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing. This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable. No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, with respect to this loan, you fail to fulfill any necessary requirements or fail to conform to any limitations of the Truth in Lending Act (Regulation Z) or the Real Estate Settlement Procedures Act (Regulation X) that are required for loans secured by the Property or if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

19. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

20. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any correct and complete financial statements or other information you request. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

21. CREDIT INFORMATION. I agree to supply you with whatever information you reasonably request. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

22. ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

23. WAIVER OF JURY TRIAL. All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party's legal counsel or that each party had the opportunity to do so.

CONFESSION OF JUDGMENT. If I default, I authorize any attorney to appear in a court of record and confess judgment against me in favor of you. The confession of judgment may be without process and for any amount due on this Note including collection costs and reasonable attorneys' fees. This is in addition to other remedies.

24. SIGNATURES. By signing, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

SUPER LEAGUE GAMING, INC.

By /s/ Clayton J. Haynes Date 05/04/2020

CLAYTON J. HAYNES, Chief Financial Officer

LENDER:

South Porte Bank

By /s/ Travis P. Clem Date 05/04/2020

Travis P. Clem, Officer

U.S. Small Business Administration

NOTE

SBA Loan #	[redacted]
SBA Loan Name	Super League Gaming, Inc.
Date	May 4, 2020
Loan Amount	$1,200,047.00
Interest Rate	1%
Borrower	Super League Gaming, Inc.
Operating Company	Super League Gaming, Inc.
Lender	South Porte Bank

1. PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of One Million Two Hundred Thousand Forty Seven Dollars and 00/100 Dollars, interest on the unpaid principal balance, and all other amounts required by this Note.

2. DEFINITIONS:

"Collateral" means any property taken as security for payment of this Note or any guarantee of this Note.

"Guarantor" means each person or entity that signs a guarantee of payment of this Note.

"Loan" means the loan evidenced by this Note.

"Loan Documents" means the documents related to this loan signed by Borrower, any Guarantor, or anyone who pledges collateral.

"SBA" means the Small Business Administration, an Agency of the United States of America.

3. PAYMENT TERMS:

Bonower must make all payments at the place Lender designates. The payment terms for this Note are:

The interest rate on this Note will be 1 % per year, beginning on the date of this Note.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the interest rate over the number of days in a year (365 for all years, including leap years), multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PAYMENT. To the extent the loan amount is not forgiven under the Paycheck Protection Program (Sections 1102 and 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act)), Borrower must make equal monthly payments of principal and interest, beginning seven (7) months from the month this Note is dated, until the maturity date, which is two (2) years from the date of the Note. Each payment of principal and interest shall be in the amount which would fully amortize the then unpaid principal balance of the indebtedness evidenced by this Note, such amortization to be based upon an interest rate of 1% per year and an amortization period of eighteen (18) months. Payments must be made on the first calendar day in the months they are due. Borrower will pay Lender at any South Porte Bank location, or at such other place as Lender may designate in writing. All payments must be received by Lender consistent with any written payment instructions provided by Lender.

POTENTIAL LOAN FORGIVENESS. This loan is being made to Borrower pursuant to the Paycheck Protection Program administered by the Small Business Administration ("SBA"). Pursuant to the Program, all or a portion of the loan may be forgiven if Borrower uses the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the Paycheck Protection Program. But if the loan is not fully forgiven, Borrower will remain liable for the full and punctual payment and satisfaction of the remaining outstanding principal balance of the loan plus accrued but unpaid interest. The amount of forgiveness of the Payment Protection Program loan depends on the Borrower's payroll costs over an eight-week period. The eight-week period begins on the date the Lender makes the first disbursement of the loan to the Borrower.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: South Porte Bank, 701 N. Court St., Marion, IL 62959.

AGREEMENT TO MAKE CHANGES TO THIS NOTE OR ANY OTHER DOCUMENTS REQUIRED IN THE FUTURE. Borrower acknowledges that in order to disburse the loan proceeds to Borrower at the earliest possible time, Lender has prepared this Note based on its current understanding of the Paycheck Protection Program and the terms thereof. Borrower agrees that, if Lender deems it necessary or appropriate to amend this Note in any respect in order for this Note to comply with the requirements of the Paycheck Protection Program or for the SBA to guarantee all or any portion of the amounts outstanding under this Note, Borrower will sign and deliver to Lender any amendment to this Note or a new note in replacement of this Note, with the terms of any amendment or new Note retroactive to the date of this Note. Borrower will also execute any additional documentation the Lender requests that Lender believes is consistent with the purposes of the Paycheck Protection Program.

4. DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A. Fails to do anything required by this Note and other Loan Documents;
B. Defaults on any other loan with Lender;
C. Does not preserve, or account to Lender's satisfaction for, any of the Collateral or its proceeds;
D. Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;
E. Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;
F. Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower's ability to pay this Note;
G. Fails to pay any taxes when due;
H. Becomes the subject of a proceeding under any bankruptcy or insolvency law;
I. Has a receiver or liquidator appointed for any part of their business or property;
J. Makes an assignment for the benefit of creditors;
K. Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower's ability to pay this Note;
L. Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender's prior written consent; or
M. Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower's ability to pay this Note.

5. LENDER'S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

A. Require immediate payment of all amounts owing under this Note;
B. Collect all amounts owing from any Borrower or Guarantor;
C. File suit and obtain judgment;
D. Take possession of any Collateral; or
E. Sell, lease, or otherwise dispose of, any Collateral at public or private sale, with or without advertisement.

6. LENDER'S GENERAL POWERS:

Without notice and without Borrower's consent, Lender may:

A. Bid on or buy the Collateral at its sale or the sale of another lienholder, at any price it chooses;
B. Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney's fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;
C. Release anyone obligated to pay this Note;
D. Compromise, release, renew, extend or substitute any of the Collateral; and
E. Take any action necessary to protect the Collateral or collect amounts owing on this Note.

7. WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8. SUCCESSORS AND ASSIGNS:

Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9. GENERAL PROVISIONS:

A. All individuals and entities signing this Note are jointly and severally liable.

B. Borrower waives all suretyship defenses.

C. Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender's liens on Collateral.

D. Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

E. Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F. If any part of this Note is unenforceable, all other parts remain in effect.

G. To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee; did not obtain, perfect, or maintain a lien upon Collateral; impaired Collateral; or did not obtain the fair market value of Collateral at a sale.

10. STATE-SPECIFIC PROVISIONS:

None

11. BORROWER'S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower.

Notwithstanding any other section of this Note that may directly state or imply otherwise, Paycheck Protection Program loans are not personally guaranteed and are not secured.

Super League Gaming, Inc.

by: ________________
Ann Hand

by: /s/ Clayton J. Haynes
Clayton J. Haynes